Exhibit 99.1

Tactile Medical Appoints Carmen Volkart to Board of Directors

MINNEAPOLIS—January 5, 2023 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Carmen Volkart to the Company’s Board of Directors (“Board”), effective January 5, 2023.

“Carmen joins our Board with more than 40 years of experience in financial and managerial positions, including extensive experience leading medical device companies,” said Bill Burke, Chairman of the Board of Tactile Medical. “We are glad to welcome Carmen to Tactile Medical and look forward to benefiting from her operating expertise and strategic insight.”

Since 2018, Carmen Volkart has served as the Chief Financial Officer of NatureWorks LLC, a privately-held advanced materials company and developer of renewably sourced polymers and chemicals. Prior to joining NatureWorks, she served as the Chief Financial Officer of NxThera, Inc., a privately-held medical device company focused on the treatment of benign prostatic hyperplasia, from 2012 until its acquisition by Boston Scientific in 2018. From 2010 to 2012, Ms. Volkart served as Chief Financial Officer of Tornier, N.V., a medical device company focused on treating musculoskeletal injuries and disorders of the shoulder, elbow, wrist, hand, ankle and foot. She led Tornier through a successful initial public offering in 2011.

Prior to joining Tornier, Ms. Volkart served as Chief Operating and Financial Officer, Corporate Secretary, Compliance Officer and Treasurer of Spine Wave, Inc., a privately-held medical device company focused on minimally invasive spine surgery and expandable interbody devices, from 2006 to 2010. From 2004 to 2006, Ms. Volkart served as Executive Vice President, and Chief Financial Officer of American Medical Systems, Inc., a publicly traded medical device company focused on male and female pelvic health. Her career history also includes significant experience in various financial and managerial positions at both Medtronic, Inc., from 1992 to 2004, and Honeywell, Inc., from 1982 to 1992.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Investor Inquiries:

Mike Piccinino, CFA

Partner

ICR Westwicke

investorrelations@tactilemedical.com